SouthWest Water Company Recognized Among the 2010 REBRAND 100® Global Awards Winners

LOS ANGELES, April 06, 2010 – SouthWest Water Company (Nasdaq: SWWC)  today announced that its brand was named one of the world’s most effective rebrands in the sixth annual REBRAND 100® Global Awards. REBRAND 100 is the highest recognition for excellence in brand repositioning, and is the first and only global, juried program of its kind.

“Our rebranding initiative has united the various businesses that make up our company,” said DeLise Keim, vice president of corporate communications. “Moreover, the rebrand has enhanced the excellent reputation we enjoy in our regional operations by giving us a common image for customers and clients throughout our geographic footprint. The value of a recognized brand is undeniable, and we are very proud to receive this merit award.”

The new logo features a subtle change in the presentation of the company name to recognize the geographic focus of operations in both the southern and western U.S. by capitalizing both “South” and “West.” The new logo symbolizes the company’s commitment to good stewardship, with cascading drops of water in its natural state surrounded by a soothing blue that denotes the peace of mind brought by safeguarding this vital resource. Both elements are enclosed in a circle that expresses the united company-wide dedication to providing safe and reliable water service to the communities served. The new brand was rolled out across company assets and applied to all marketing items including tradeshow booths, marketing brochures and a redesigned website. The common look and feel became the visual representation for supporting the process of integration and consolidation across the company. The rebrand project was creatively led by brand strategists and designers KBDA of Los Angeles.

To select winners, REBRAND 100 convened a new, international panel of industry experts to review the best of the submissions. They considered “before” and “after” images of brand transformations with written summaries. Emphasis was on executed strategy that made an emotional connection, and met the stated objectives and needs of the identified target market.

“I am genuinely impressed with the work from this year’s REBRAND 100 Global entrants,” said 2010 juror and Callison Executive Vice President, Paula Stafford. “It is apparent companies are working hard to provide a 360-degree, comprehensive brand language. They see the value and strength of consistency, clarity of identity and message in reaching their respective audiences. Some entries were spot on in connecting with their targeted customers, patients and clients.”

Over 36 industries and 29 countries are represented among the 2010 winners. They ranged from the City of Pula’s Office of Tourism in Croatia to Nike and Walmart, the world’s largest retailer.

About SouthWest Water

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s Web site: www.swwc.com.

About REBRAND™ and the REBRAND 100® Global Awards

REBRAND™ is the first, and only expert-led, global resource focused on brand transformations. Its REBRAND 100® Global Awards is the highest recognition for excellence in brand repositioning. Featured in such media as The Wall Street Journal, CNN Money, BusinessWeek, and Yahoo! Finance, the annual awards has entry deadlines in late September. View case studies from numerous industries at www.rebrand.com.

For Further Information:

CONTACT: DeLise Keim

                VP Corporate Communications

               213.929.1846

SouthWest Water Company

624 S. Grand Ave., Suite 2900

Los Angeles, CA 90017

www.swwc.com

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